NEWS RELEASE

Contact:               Scott A. McCurdy
Vice President and CFO
Geokinetics Inc.
(713) 850-7600

GEOKINETICS REPORTS THIRD QUARTER 2009 RESULTS

HOUSTON, TEXAS – November 5, 2009 – Geokinetics Inc. (NYSE AMEX: GOK) today announced financial results for its third quarter ended September 30, 2009.  The Company reported total revenues of $96.8 million and a net loss applicable to common stockholders of ($4.8) million, or ($0.45) per share.

Third Quarter Financial Highlights
(All data in millions, except per share amounts)
	Q3 2009 *	Q3 2008	% Change
Revenues	$96.8	$123.1	-21%
Gross Margin, defined below, as a % of Revenue	31%	23%
EBITDA, a non-GAAP financial measurement defined below	$16.4	$18.4	-11%
EBITDA as a % of Revenue	17%	15%
(Loss) Income Applicable to Common Stockholders	$(4.8)	$0.2
(Loss) Earnings per Diluted Share	$(0.45)	$0.02

*Includes special charges of $0.5 million or $0.04 per share for severance costs

Nine Month Financial Highlights
(All data in millions, except per share amounts)

	9 Mos 2009*	9 Mos 2008	% Change
Revenues	$388.6	$356.8	9%
Gross Margin, defined below, as a % of Revenue	28%	22%
EBITDA, a non-GAAP financial measurement defined below	$71.6	$49.2	46%
EBITDA as a % of Revenue	18%	14%
Income Available to Common Stockholders	$0.4	$1.0
Earnings per Diluted Share	$0.04	$0.09

*Includes special charges of $1.6 million or $0.15 per share for severance costs

Richard F. Miles, President and Chief Executive Officer, stated, “Following a strong first half in which we generated record results, primarily driven by enhanced international crew performance and operating efficiencies, the weakness in demand in several of our markets negatively impacted our third quarter results.  Additionally, as we indicated in our second quarter earnings release, part of our backlog was pulled forward into the first and second quarters due to the improved operating efficiencies on several of our international crews, which resulted in a temporary decline in activity levels in the third quarter.

“Our third quarter results were adversely affected by startup delays internationally, along with further deterioration in the North American seismic market.  Some international projects, which were expected to be awarded and started in the third quarter, were postponed by our customers due to instability in the commodities markets as well as permitting issues.  In North America pricing has been very competitive, and our four crews were underutilized during the third quarter.  Also, it is important to note that our quarterly earnings pattern can be uneven due to the seasonality of activity in some regions as well as fluctuations in international crew sizes, location, utilization and the timing of crew moves.

“In spite of the disappointing third quarter, our year-to-date EBITDA is greater than it was in all of 2008.  While the outlook for 2010 is still taking shape, we see numerous opportunities for our services, especially outside of North America, with many of these in areas where Geokinetics is particularly strong such as the shallow water OBC markets. We have participated in a considerable amount of bidding activity and expect several of these to be awarded in the near future.  Many of these are large international projects that should we be successful will provide us with substantial backlog and long-term visibility.  We are also pleased with our success on a large multi-client project in North America that contributed significantly to our EBITDA in the third quarter.  The crew acquiring the multi-client data is operating very successfully and is ahead of schedule, and this project has already more than doubled from the original scope and we are in discussions to further expand it.

“We believe we are extremely well positioned and are confident of obtaining our share of the outstanding bids.  We are optimistic about building our backlog in the fourth quarter and expect a sequential improvement in our results.  We have the capabilities and standing to capitalize on upcoming opportunities, and we will continue to leverage our strengths and concentrate our assets in areas where we are most effective.”

Third Quarter Results

Total revenues in the third quarter of 2009 decreased 21% from the third quarter of 2008.  The decline in revenues was primarily attributable to further weakness in North America as evidenced by third quarter 2009 international seismic acquisition revenues declining by less than 2% from the third quarter of 2008.  While lower global prices for oil and natural gas have tempered exploration spending during the past year, the international job mix has been shifting to shallow water marine and transition zone acquisition, areas where the Company operates very effectively.

North American acquisition operations were underpinned by the Company’s multi-client project in Pennsylvania targeting the Marcellus shale, and third quarter 2009 revenue includes $3.9 million from this project.  This revenue contribution includes the first delivery of data on this project, and continual deliveries are expected for at least the next two quarters.

Direct operating costs decreased 29% from the third quarter of 2008, outpacing the decrease in revenues and producing gross margin, excluding depreciation, amortization and general and administrative expenses, for consolidated operations of 31% compared to 23% in the same period of 2008.  The improved gross margin was primarily due to increased utilization of the Company’s shallow water OBC crew which led to a higher international gross margin. North America gross margins worsened due to significantly reduced demand and activity levels, and data processing gross margins declined due to pricing pressure.

EBITDA (as defined below) for the third quarter of 2009 decreased 11% to $16.4 million from $18.4 million in the third quarter of 2008.  EBITDA as a percentage of revenues was 17% and 15% for the third quarters of 2009 and 2008, respectively.

The Company reported a loss applicable to common stockholders of ($4.8) million, or ($0.45) per share, in the third quarter of 2009 compared to income of $0.2 million, or $0.02 per diluted share, for the same quarter in 2008.  Included in third quarter 2009 results are special charges of $0.5 million, or $0.04 per share, for severance costs.  Despite the reported loss, the Company incurred tax expense in foreign jurisdictions where it was profitable in the third quarter and as a result incurred tax expense despite having a loss before income taxes.

 Selected Third Quarter Segment Data
(All data in millions, except gross margin percentages)

Three months ended September 30, 2009:

	Data Acquisition
	North America	International	Data Processing	Consolidated
Revenues	$11.4	$82.9	$2.5	$96.8
Direct Operating Costs	$9.9	$55.3	$2.0	$67.2
Gross Margin %	13%	33%	20%	31%

Three months ended September 30, 2008:

	Data Acquisition
	North America	International	Data Processing	Consolidated
Revenues	$35.7	$84.2	$3.2	$123.1
Direct Operating Costs	$28.1	$64.0	$2.2	$94.3
Gross Margin %	21%	24%	31%	23%

Third Quarter Operations Review and Fourth Quarter 2009 Operational Outlook

The Company is providing this update to assist shareholders in understanding the operations of the Company in the third quarter of 2009 and the operational expectations for the fourth quarter of 2009.

International

Latin America – Operated two to four crews during the third quarter, with an average of two and a half crews operating in Bolivia and Brazil.  The Company expects to operate four to five crews during the fourth quarter, with an average of four crews operating in Bolivia, Brazil and Peru.

EAME – Operated two to three crews during the third quarter, with an average of two crews operating in Angola, Cameroon and Egypt.  The Company’s OBC crew in Angola operated at a reduced rate for approximately one month of the third quarter as one of its major vessels was in dry dock.  The Company expects to operate two to three crews in the fourth quarter, with an average of two crews operating in Angola and Egypt.

Australasia / Far East – Operated one crew during the third quarter, with an average of a half crew operating in Bangladesh.  The Company expects to operate one to two crews during the fourth quarter, with an average of one and a half crews operating in Bangladesh and Malaysia.

North America

United States - Operated two to four crews for an average of three and a half crews during the third quarter.  The Company expects to operate four crews during the fourth quarter.  The Company continues to work with a 15,000 channel crew on a multi-client data library project in the Marcellus Shale in Pennsylvania.  The data acquired on this data library project is jointly owned by the Company and its customer and has been accounted for as an investment with all costs deferred and amortized against Geokinetics’ share of data license revenues.

Canada - Operated no crews in Canada during the third quarter due to seasonality.  The Company expects to operate one crew for approximately half of the fourth quarter as it prepares for the upcoming winter season.

Backlog

Geokinetics’ backlog as of September 30, 2009 was approximately $259 million, down 49% from $509 million at September 30, 2008 and down 19% from $318 million at June 30, 2009.  Approximately $229 million, or 88% of current backlog, is related to international business (excluding Canada), with the remaining $30 million, or 12%, in North America ($27 million of which is attributable to the United States).  Of the Company’s international backlog, approximately $196 million, or 86%, is with NOCs or partnerships including NOCs.  Approximately $60 million of the international backlog, or 26%, is in shallow water transition zones and OBC environments.

Current backlog is largely composed of multiple long-term international contracts in their middle stages, which have strong potential for additional follow-on work; therefore additional awards are not expected until the current contracts are closer to completion.

Selected Nine Month Segment Data
(All data in millions, except gross margin percentages)

Nine months ended September 30, 2009:

	Data Acquisition
	North America	International	Data Processing	Consolidated
Revenues	$65.4	$315.4	$7.8	$388.6
Direct Operating Costs	$53.0	$218.5	$6.4	$277.9
Gross Margin %	19%	31%	18%	28%

Nine months ended September 30, 2008:

	Data Acquisition
	North America	International	Data Processing	Consolidated
Revenues	$141.5	$206.1	$9.2	$356.8
Direct Operating Costs	$109.0	$162.5	$6.8	$278.3
Gross Margin %	23%	21%	26%	22%

Conference Call and Webcast Information

Geokinetics has scheduled a conference call for Friday, November 6, 2009, at 11:00 a.m. Eastern Time.  To participate in the conference call, dial (480) 629-9770 for international callers, and (800) 762-8779 for domestic callers a few minutes before the call begins and ask for the Geokinetics conference call.  A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until November 20, 2009.  To access the replay, dial (800) 406-7325 for domestic callers or (303) 590-3030 for international callers, in both cases using pass code 4175966#.

The webcast may be accessed online through Geokinetics’ website at www.geokinetics.com in the Investor Relations section.  A webcast archive will also be available at www.geokinetics.com shortly after the call and will be accessible for approximately 90 days.  For more information regarding the conference call, please contact Donna Washburn at DRG&E at 713-529-6600 or email dmw@drg-e.com.

Geokinetics Inc., based in Houston, Texas, is a leading international provider of seismic data acquisition and high-end seismic data processing services to the oil and gas industry.  Geokinetics operates in some of the most challenging locations in the world from mountainous jungles, swamps and surf transition zones and ocean bottom environments. More information about Geokinetics is available at www.geokinetics.com.

Forward-Looking Statements

This press release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  All statements, other than statements of historical facts, included in this earnings release that address activities, events or developments that Geokinetics expects, believes or anticipates will or may occur in the future are forward-looking statements.  These statements include but are not limited to statements about the business outlook for the year, backlog and bid activity, business strategy, related financial performance and statements with respect to future events.  These statements are based on certain assumptions made by Geokinetics based on management's experience and perception of historical trends, industry conditions, market position, future operations, profitability, liquidity, backlog, capital resources and other factors believed to be appropriate.  Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Geokinetics, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include risks relating to financial performance and results, job delays or cancellations, reductions in oil and gas prices, the continued disruption in worldwide financial markets, impact from severe weather conditions and other important factors that could cause actual results to differ materially from those projected, or backlog not to be completed, as described in the Company's reports filed with the Securities and Exchange Commission. Backlog consists of written orders and estimates of Geokinetics’ services which it believes to be firm, however, in many instances, the contracts are cancelable by customers so Geokinetics may never realize some or all of its backlog, which may lead to lower than expected financial performance.

Although Geokinetics believes that the expectations reflected in such statements are reasonable, it can give no assurance that such expectations will be correct.  All of Geokinetics’ forward-looking statements, whether written or oral, are expressly qualified by these cautionary statements and any other cautionary statements that may accompany such forward-looking statements.  Any forward-looking statement speaks only as of the date on which such statement is made and Geokinetics undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

GEOKINETICS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

Three Months Ended September 30,		Nine Months Ended September 30,	
	2009	2008	2009	2008
Revenue:				
Seismic acquisition and related activities	$ 94,338	$ 119,880	$ 380,796	$ 347,638
Data processing	2,511	3,227	7,812	9,202
Total revenue	96,849	123,107	388,608	356,840
Expenses:				
Seismic acquisition and related activities	65,203	92,086	271,507	271,499
Data processing	2,010	2,245	6,420	6,814
Depreciation and amortization	16,315	12,937	41,678	35,715
General and administrative	13,205	10,399	39,113	29,286
Total Expenses	96,733	117,667	358,718	343,314
(Loss) gain on disposal of property and equipment	(1,406)	25	(2,142)	(461)
Gain on insurance claims	-	-	-	697
Income from operations	(1,290)	5,465	27,748	13,762
Other income (expenses):				
Interest income	12	224	198	510
Interest expense	(1,244)	(1,946)	(4,526)	(5,009)
Foreign exchange gain (loss)	1,169	668	1,299	483
Other, net	96	-	192	(304)
Total other expenses, net	33	(1,054)	(2,837)	(4,320)
Income (loss) before income taxes	(1,257)	4,411	24,911	9,442
Provision for income taxes	1,482	2,433	18,280	4,146
Net income (loss)	(2,739)	1,978	6,631	5,296
Returns to preferred stockholders:				
Dividend and accretion costs	2,106	1,766	6,199	4,343
Income (loss) applicable to common stockholders	$ (4,845)	$ 212	$ 432	$ 953
Income per common share				
Basic	$ (0.45)	$ 0.02	$ 0.04	$ 0.09
Diluted	$ (0.45)	$ 0.02	$ 0.04	$ 0.09
Weighted average common shares outstanding				
Basic	10,776	10,418	10,542	10,363
Diluted	10,776	10,518	10,542	10,463

GEOKINETICS INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except share amounts)

	September 30,	December 31,
	2009	2008
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$19,395	$13,341
Restricted cash	2,014	9,921
Accounts receivable, net of allowance for doubtful accounts of $2,720 at September 30, 2009 and $3,944 at December 31, 2008	117,630	91,753
Deferred costs	19,814	25,372
Prepaid expenses and other current assets	14,921	10,414
Total current assets	173,774	150,801
Property and equipment:
Cost	295,365	269,836
Less: Accumulated depreciation and amortization	(100,432)	(64,551)
	194,933	205,285
Goodwill	73,414	73,414
Other assets, net	17,408	10,216
Total assets	$459,529	$439,716

LIABILITIES, MEZZANINE AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term debt and current portion of long-term debt and capital lease obligations	$23,799	$33,096
Accounts payable	36,176	49,056
Accrued liabilities	59,644	29,968
Unearned revenue	29,396	29,995
Federal income taxes payable	12,565	1,601
Total current liabilities	161,580	143,716
Long-term debt and capital lease obligations, net of current portion	51,594	57,850
Deferred income tax and other non-current liabilities	13,716	13,608
Total liabilities	226,890	215,174

Commitments & Contingencies
Mezzanine equity: Preferred stock, Series B Senior Convertible, $10.00 par value;
415,591 shares issued and outstanding as of September 30, 2009 and 391,629 shares issued and outstanding as of December 31, 2008	101,054	94,862
Stockholders’ equity:
Common stock, $.01 par value; 100,000,000 shares authorized, 10,811,189 shares issued and outstanding as of September 30, 2009 and 10,580,601 shares issued and 10,470,233 shares outstanding as of December 31, 2008	106	106
Additional paid-in capital	184,214	188,940
Accumulated deficit	(52,755)	(59,386)
Accumulated other comprehensive income	20	20
Total stockholders’ equity	131,585	129,680
Total liabilities, mezzanine and stockholders’ equity	$459,529	$439,716

GEOKINETICS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Nine Months Ended September 30,
	2009	2008
OPERATING ACTIVITIES
Net income	$6,631	$5,296
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	41,675	35,715
Deferred financing costs	349	236
Stock-based compensation	1,611	1,445
Gain (loss) on sale of assets and insurance claims	2,092	(236)
Changes in operating assets and liabilities:
Restricted cash	7,907	(1,559)
Accounts receivable	(25,878)	(20,496)
Prepaid expenses and other assets	(2,274)	(24,164)
Accounts payable	(12,879)	33,297
Accrued and other liabilities	40,209	140
Net cash provided by operating activities	59,443	29,674
INVESTING ACTIVITIES
Investment in multi-client data library & oil and gas interests	(7,490)	(6,101)
Proceeds from disposal of property and equipment and insurance claims	885	1,481
Purchases and acquisition of property and equipment	(26,517)	(38,312)
Net cash used in investing activities	(33,122)	(42,932)
FINANCING ACTIVITIES
Proceeds from borrowings	118,840	171,076
Proceeds from exercised options	-	593
Stock issuance costs	(145)	(860)
Proceeds from stock issuance	-	30,001
Payments on capital lease obligations and vendor financings	(30,251)	(19,195)
Payments on debt	(108,711)	(169,078)
Net cash provided by (used in) financing activities	(20,267)	12,537
Net increase in cash	6,054	(721)
Cash at beginning of period	13,341	15,125
Cash at end of period	$19,395	$14,404

Supplemental disclosures related to cash flows:
Interest paid	$4,671	$4,872
Taxes paid	$5,838	$1,283
Purchase of equipment under capital lease and vendor financing obligations	$4,569	$31,282

GAAP Reconciliation

The Company defines EBITDA as Net Income before Taxes, Interest, Other Income (Expense) (including foreign exchange gains/losses, gains/losses on sale of equipment and insurance proceeds, warrant expense and other income/expense), and Depreciation and Amortization.  EBITDA is not a measure of financial performance derived in accordance with Generally Accepted Accounting Principles (GAAP) and should not be considered in isolation or as an alternative to net income as an indication of operating performance.  See below for reconciliation from Income Applicable to Common Stockholders to EBITDA amounts referred to above:

	For the Three Months Ended Sept. 30,
	2009	2008
	(In thousands)
(Loss) Income Applicable to Common Stockholders	$(4,845)	$212
Preferred Stock Dividends and Accretion Costs	2,106	1,766
Net (Loss) Income	(2,739)	1,978
Provision for Income Taxes	1,482	2,433
Interest Expense, net	1,232	1,722
Other Expense (Income) (as defined above)	141	(693)
Depreciation and Amortization	16,315	12,937
EBITDA	$16,431	$18,377

	For the Nine Months Ended Sept. 30,
	2009	2008
	(In thousands)
(Loss) Income Applicable to Common Stockholders	$432	$953
Preferred Stock Dividends and Accretion Costs	6,199	4,343
Net (Loss) Income	6,631	5,296
Provision for Income Taxes	18,280	4,146
Interest Expense, net	4,328	4,499
Other Expense (as defined above)	651	(415)
Depreciation and Amortization	41,678	35,715
EBITDA	$71,568	$49,241

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